EXHIBIT 99.1

For More Information:
Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Record EPS in its Fiscal 2023 Fourth Quarter, Expands its Share Buyback Program and Announces its Fiscal 2024 EPS Guidance

•Sales for the quarter increased 6.8 percent. Organic sales increased 6.9 percent.
•Gross profit margin increased to 50.8 percent in the fourth quarter of F’23 compared to 50.4 percent in the fourth quarter of F’22.
•Diluted EPS increased 23.5 percent to an all-time high of $1.00 in the fourth quarter of fiscal 2023 compared to $0.81 in the same quarter of the prior year. Diluted EPS Excluding Certain Items* increased 19.5 percent to an all-time record high of $1.04 in the fourth quarter of fiscal 2023 compared to $0.87 in the same quarter of the prior year.
•During the quarter and year ended July 31, 2023, we returned $56.4 million and $120.4 million, respectively, to our shareholders in the form of dividends and share repurchases. On August 30, 2023, Brady’s Board of Directors authorized an additional $100 million of shares for repurchase, which based on current share prices equates to approximately 2.0 million shares and approximately 4.4 percent of total outstanding shares.
•Fiscal 2023 sales increased 2.3 percent and organic sales increased 5.5 percent. Diluted EPS increased 21.0 percent to an all-time high of $3.51 in fiscal 2023 compared to $2.90 in fiscal 2022.
•Diluted EPS guidance for the year ending July 31, 2024 was announced at a range of $3.70 to $3.95 on a GAAP basis, and a range of $3.85 to $4.10 on a non-GAAP basis. This GAAP EPS guidance range is an increase of 5.4 percent to 12.5 percent compared to GAAP EPS of $3.51 for the year ended July 31, 2023.

MILWAUKEE (September 5, 2023) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2023 fourth quarter ended July 31, 2023.

Quarter Ended July 31, 2023 Financial Results:
Sales for the quarter ended July 31, 2023 increased 6.8 percent, which consisted of an organic sales increase of 6.9 percent, an increase of 0.6 percent from foreign currency translation and a decrease of 0.7 percent from the divestiture of the PremiSys business. Sales for the quarter ended July 31, 2023 were $345.9 million compared to $324.0 million in the same quarter last year. By region, sales increased 4.4 percent in the Americas & Asia and increased 11.5 percent in Europe & Australia, which consisted of an organic sales increase of 5.6 percent in the Americas & Asia and an organic sales increase of 9.5 percent in Europe & Australia.
Income before income taxes increased 18.2 percent to $63.8 million for the quarter ended July 31, 2023, compared to $54.0 million in the same quarter last year. Income Before Income Taxes Excluding Certain Items* for the quarter ended July 31, 2023, which was adjusted for amortization expense of $2.4 million, was $66.2 million, an increase of 14.8 percent compared to the fourth quarter of last year. Income Before Income Taxes

Excluding Certain Items* for the quarter ended July 31, 2022, which was adjusted for amortization expense of $3.7 million, was $57.7 million.
Net income for the quarter ended July 31, 2023 was $49.4 million compared to $41.1 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $1.00 for the fourth quarter of fiscal 2023, compared to $0.81 in the same quarter last year. Net Income Excluding Certain Items* for the quarter ended July 31, 2023 was $51.2 million and Diluted EPS Excluding Certain Items* for the quarter ended July 31, 2023 was $1.04. Net Income Excluding Certain Items* for the quarter ended July 31, 2022 was $43.9 million, and Diluted EPS Excluding Certain Items* for the quarter ended July 31, 2022 was $0.87.

Year Ended July 31, 2023 Financial Results:
Sales for the year ended July 31, 2023 increased 2.3 percent, which consisted of an organic sales increase of 5.5 percent, a decrease of 3.0 percent from foreign currency translation and a decrease of 0.2 percent from the divestiture of the PremiSys business. Sales for the year ended July 31, 2023 were $1.33 billion compared to $1.30 billion in the same period last year. By region, sales increased 3.2 percent in the Americas & Asia and increased 0.5 percent in Europe & Australia, which consisted of an organic sales increase of 4.4 percent in the Americas & Asia and an organic sales increase of 7.6 percent in Europe & Australia.
Income before income taxes increased 17.6 percent to $225.7 million for the year ended July 31, 2023, compared to $192.0 million in the same period last year. Income Before Income Taxes Excluding Certain Items* for the year ended July 31, 2023 was $233.7 million, an increase of 11.9 percent compared to the same period last year. Income Before Income Taxes Excluding Certain Items* for the year ended July 31, 2023 was adjusted for amortization expense of $11.7 million and removes the $3.8 million gain on the sale of the PremiSys business. Income Before Income Taxes Excluding Certain Items* for the prior year ended July 31, 2022 was $208.8 million, which was adjusted for amortization expense of $15.0 million and non-recurring charges primarily to streamline the cost structure of our Workplace Safety business of $1.8 million.
Net income for the year ended July 31, 2023 was $174.9 million compared to $150.0 million in the same period last year. Earnings per diluted Class A Nonvoting Common Share were $3.51 for the year ended July 31, 2023, compared to $2.90 in the same period last year. Net Income Excluding Certain Items* for the year ended July 31, 2023 was $181.5 million and Diluted EPS Excluding Certain Items* for the year ended July 31, 2022 was $3.64. Net Income Excluding Certain Items* for the year ended July 31, 2022 was $162.7 million, and Diluted EPS Excluding Certain Items* for the year ended July 31, 2022 was $3.15.

Commentary:
“This quarter we once again reported all-time record high EPS, resulting in a strong finish and Brady’s best earnings year ever. For the full year ended July 31, 2023, our GAAP EPS was $3.51, which was a 21.0 percent increase over the previous year which was also a record,” said Brady’s President and Chief Executive Officer, Russell R. Shaller. “Both regions performed well this year with total organic sales growth of 5.5 percent and strong growth in operating income. We have exciting new products in our pipeline, our regional reorganization is driving benefits throughout our businesses, and we’re entering next fiscal year with positive momentum.”
“In addition to our organic revenue growth of 5.5 percent and record EPS this year, we also used our strong balance sheet and cash generation to return funds to our shareholders in the form of share buybacks and increased dividends. This year, we repurchased a total of 1.6 million shares for $75.0 million and we returned another $45.4 million to our shareholders in the form of dividends,” said Brady’s Chief Financial Officer, Ann Thornton. “Even after returning more than $120 million to our shareholders this year, we were still in a net cash position of $101.8 million at July 31, 2023. We are financially solid and are well-positioned for the future with a balance sheet that provides opportunities to invest in both organic and inorganic opportunities to increase shareholder value.”

Share Buyback Program:
On August 30, 2023, Brady’s Board of Directors authorized an additional $100 million of Class A Common Stock for repurchase under the Company’s share buyback program. The share buyback plan may be implemented from time to time in the open market or in privately negotiated transactions and has no expiration date.

Fiscal 2024 Guidance:
Brady expects GAAP earnings per diluted Class A Nonvoting Common Share to range from $3.70 to $3.95, which would be an increase of 5.4 percent to 12.5 percent over the GAAP earnings per diluted Class A nonvoting Common Share of $3.51 for the year ended July 31, 2023.
Brady also expects Diluted EPS Excluding Certain Items* to range from $3.85 to $4.10 for the year ending July 31, 2024, which would be an increase of 5.8 percent to 12.6 percent over Diluted EPS Excluding Certain Items* of $3.64 for the year ended July 31, 2023. Excluded from this Diluted EPS Excluding Certain Items* guidance is expected amortization expense equating to $0.15 per share for the year ending July 31, 2024.
Included in our fiscal 2024 guidance are a full-year income tax rate of approximately 22 percent and depreciation and amortization expense ranging from $32 million to $34 million. Capital expenditures are expected to approximate $75 million, which is inclusive of facility construction costs of approximately $55 million. Our fiscal 2024 guidance is based on foreign currency exchange rates as of July 31, 2023 and assumes continued economic growth.

A webcast regarding Brady’s fiscal 2023 fourth quarter and full year financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2023, employed approximately 5,600 people in its worldwide businesses. Brady’s fiscal 2023 sales were approximately $1.33 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

* Income Before Income Taxes Excluding Certain Items, Net Income Excluding Certain Items, and Diluted EPS Excluding Certain Items are non-GAAP measures. See appendix for more information on these measures, including reconciliations to the most directly comparable GAAP measures.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “continue” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: increased cost of raw materials, labor and freight as well as material shortages and supply chain disruptions; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; our ability to develop technologically advanced products that meet customer demands; difficulties in protecting our websites, networks, and systems against security breaches; Brady’s ability to identify, integrate, and grow acquired companies, and to manage contingent liabilities from divested businesses; risks associated with the loss of key employees; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; litigation, including product liability claims; adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; foreign currency fluctuations; potential write-offs of goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health crises and government responses thereto and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2023.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended July 31,		Year ended July 31,
	2023	2022	2023	2022
Net sales	$345,929	$323,981	$1,331,863	$1,302,062
Cost of goods sold	170,049	160,805	674,588	670,510
Gross margin	175,880	163,176	657,275	631,552
Operating expenses:
Research and development	16,340	15,753	61,365	58,548
Selling, general and administrative	97,495	94,507	370,697	379,992
Total operating expenses	113,835	110,260	432,062	438,540

Operating income	62,045	52,916	225,213	193,012

Other income (expense):
Investment and other income	2,426	1,587	4,022	244
Interest expense	(653)	(513)	(3,539)	(1,276)

Income before income taxes	63,818	53,990	225,696	191,980

Income tax expense	14,440	12,926	50,839	42,001

Net income	$49,378	$41,064	$174,857	$149,979

Net income per Class A Nonvoting Common Share:
Basic	$1.01	$0.82	$3.53	$2.92
Diluted	$1.00	$0.81	$3.51	$2.90

Net income per Class B Voting Common Share:
Basic	$1.01	$0.82	$3.51	$2.91
Diluted	$1.00	$0.81	$3.49	$2.89

Weighted average common shares outstanding:
Basic	49,099	50,185	49,591	51,321
Diluted	49,377	50,437	49,869	51,651

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands)

	July 31, 2023	July 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$151,532	$114,069
Accounts receivable, net of allowance for credit losses of $8,467 and $7,355, respectively	184,420	183,233
Inventories	177,078	190,023
Prepaid expenses and other current assets	11,790	10,743
Total current assets	524,820	498,068
Property, plant and equipment—net	142,149	139,511
Goodwill	592,646	586,832
Other intangible assets	62,096	74,028
Deferred income taxes	15,716	15,881
Operating lease assets	29,688	31,293
Other assets	22,142	21,719
Total	$1,389,257	$1,367,332
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$79,855	$81,116
Accrued compensation and benefits	71,470	76,764
Taxes, other than income taxes	13,575	12,539
Accrued income taxes	12,582	8,294
Current operating lease liabilities	14,726	15,003
Other current liabilities	65,828	61,458
Total current liabilities	258,036	255,174
Long-term debt	49,716	95,000
Long-term operating lease liabilities	16,217	19,143
Other liabilities	74,369	86,717
Total liabilities	398,338	456,034
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 45,008,724 and 46,370,708 shares, respectively (aggregate liquidation preference of $42,716)	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	351,771	345,266
Retained earnings	1,021,870	892,417
Treasury stock—6,252,763 and 4,890,779 shares, respectively of Class A nonvoting common stock, at cost	(290,209)	(217,856)
Accumulated other comprehensive loss	(93,061)	(109,077)
Total stockholders’ equity	990,919	911,298
Total	$1,389,257	$1,367,332

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year ended July 31,
	2023	2022
Operating activities:
Net income	$174,857	$149,979
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,370	34,182
Stock-based compensation expense	7,508	10,504
Gain on sale of business	(3,770)	—
Deferred income taxes	(12,472)	(1,645)
Other	(308)	1,197
Changes in operating assets and liabilities:
Accounts receivable	2,380	(25,330)
Inventories	14,972	(62,907)
Prepaid expenses and other assets	(1,023)	807
Accounts payable and accrued liabilities	(9,459)	6,826
Income taxes	4,094	4,836
Net cash provided by operating activities	209,149	118,449

Investing activities:
Purchases of property, plant and equipment	(19,226)	(43,138)
Sale of business	8,000	—
Other	12	67
Net cash used in investing activities	(11,214)	(43,071)

Financing activities:
Payment of dividends	(45,404)	(45,931)
Proceeds from exercise of stock options	4,091	1,082
Payments for employee taxes withheld from stock-based awards	(2,041)	(5,127)
Purchase of treasury stock	(74,996)	(109,229)
Proceeds from borrowing on credit facilities	127,660	243,716
Repayment of borrowing on credit facilities	(172,944)	(186,716)
Other	66	116
Net cash used in financing activities	(163,568)	(102,089)

Effect of exchange rate changes on cash and cash equivalents	3,096	(6,555)

Net increase (decrease) in cash and cash equivalents	37,463	(33,266)
Cash and cash equivalents, beginning of period	114,069	147,335

Cash and cash equivalents, end of period	$151,532	$114,069

Supplemental disclosures:
Cash paid during the period for:
Interest	$3,408	$1,082
Income taxes	58,829	33,834

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended July 31,		Year ended July 31,
	2023	2022	2023	2022
NET SALES
Americas & Asia	$227,482	$217,792	$888,857	$861,084
Europe & Australia	118,447	106,189	443,006	440,978
Total	$345,929	$323,981	$1,331,863	$1,302,062

SALES INFORMATION
Americas & Asia
Organic	5.6%	9.1%	4.4%	10.3%
Currency	(0.2)%	(1.0)%	(0.9)%	(0.1)%
Divestiture	(1.0)%	—%	(0.3)%	—%
Acquisition	—%	2.8%	—%	6.9%
Total	4.4%	10.9%	3.2%	17.1%
Europe & Australia
Organic	9.5%	8.8%	7.6%	7.9%
Currency	2.0%	(13.9)%	(7.1)%	(7.0)%
Acquisition	—%	1.8%	—%	6.9%
Total	11.5%	(3.3)%	0.5%	7.8%
Total Company
Organic	6.9%	9.0%	5.5%	9.4%
Currency	0.6%	(5.7)%	(3.0)%	(2.6)%
Divestiture	(0.7)%	—%	(0.2)%	—%
Acquisition	—%	2.5%	—%	6.9%
Total	6.8%	5.8%	2.3%	13.7%

SEGMENT PROFIT
Americas & Asia	$49,992	$42,648	$180,503	$157,307
Europe & Australia	18,426	16,893	65,742	63,058
Total	$68,418	$59,541	$246,245	$220,365
SEGMENT PROFIT AS A PERCENT OF NET SALES
Americas & Asia	22.0%	19.6%	20.3%	18.3%
Europe & Australia	15.6%	15.9%	14.8%	14.3%
Total	19.8%	18.4%	18.5%	16.9%

	Three months ended July 31,		Year ended July 31,
	2023	2022	2023	2022
Total segment profit	$68,418	$59,541	$246,245	$220,365
Unallocated amounts:
Administrative costs	(6,373)	(6,625)	(24,802)	(27,353)
Gain on sale of business	—	—	3,770	—
Investment and other income	2,426	1,587	4,022	244
Interest expense	(653)	(513)	(3,539)	(1,276)
Income before income taxes	$63,818	$53,990	$225,696	$191,980

GAAP to NON-GAAP MEASURES
(Unaudited; Dollars in Thousands, Except Per Share Amounts)
In accordance with the U.S. Securities and Exchange Commission’s Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.
Income Before Income Taxes Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Before Income Taxes Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this profit measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income before income taxes and losses of unconsolidated affiliate to the non-GAAP measure of Income Before Income Taxes Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2023	2022	2023	2022
Income before income taxes (GAAP measure)	$63,818	$53,990	$225,696	$191,980
Amortization expense	2,389	3,675	11,739	14,966
Gain on sale of business	—	—	(3,770)	—
Other non-routine charges	—	—	—	1,841
Income Before Income Taxes Excluding Certain Items (non-GAAP measure)	$66,207	$57,665	$233,665	$208,787

Income Tax Expense Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Income Tax Expense Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Income tax expense to the non-GAAP measure of Income Tax Expense Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2023	2022	2023	2022
Income tax expense (GAAP measure)	$14,440	$12,926	$50,839	$42,001
Amortization expense	553	873	2,756	3,545
Gain on sale of business	—	—	(1,431)	—
Other non-routine charges	—	—	—	496
Income Tax Expense Excluding Certain Items (non-GAAP measure)	$14,993	$13,799	$52,164	$46,042

Net Income Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Net Income Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements and supporting footnote disclosures. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income to the non-GAAP measure of Net Income Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2023	2022	2023	2022
Net income (GAAP measure)	$49,378	$41,064	$174,857	$149,979
Amortization expense	1,836	2,802	8,983	11,421
Gain on sale of business	—	—	(2,339)	—
Other non-routine charges	—	—	—	1,345
Net Income Excluding Certain Items (non-GAAP measure)	$51,214	$43,866	$181,501	$162,745

Diluted EPS Excluding Certain Items:
Brady is presenting the non-GAAP measure, "Diluted EPS Excluding Certain Items." This is not a calculation based upon GAAP. The amounts included in this non-GAAP measure are derived from amounts included in the Consolidated Financial Statements. We do not view these items to be part of our ongoing results. We believe this measure provides an important perspective of underlying business trends and results and provides a more comparable measure from year to year. The table below provides a reconciliation of the GAAP measure of Net income per Class A Nonvoting Common Share to the non-GAAP measure of Diluted EPS Excluding Certain Items:

	Three months ended July 31,		Year ended July 31,
	2023	2022	2023	2022
Net income per Class A Nonvoting Common Share (GAAP measure)	$1.00	$0.81	$3.51	$2.90
Amortization expense	0.04	0.06	0.18	0.22
Gain on sale of business	—	—	(0.05)	—
Other non-routine charges	—	—	—	0.03
Diluted EPS Excluding Certain Items (non-GAAP measure)	$1.04	$0.87	$3.64	$3.15

Diluted EPS Excluding Certain Items Guidance:

	Fiscal 2024 Expectations
	Low	High
Earnings per Class A Nonvoting Common Share (GAAP measure)	$3.70	$3.95
Amortization expense	0.15	0.15
Diluted EPS Excluding Certain Items (non-GAAP measure)	$3.85	$4.10